Change in Auditor

In March 2017, KPMG LLP ("KPMG") had declined to stand for reappointment as the independent registered public accounting firm to the Trust and the Board of Trustees approved the engagement of Cohen & Company, Ltd. ("Cohen") as the new independent registered public accounting firm for the Funds' fiscal year ending December 31, 2017. The Audit Committee of the Trust had previously approved Cohen at a meeting held on March 23, 2017, subject to the vote of the Board of Trustees.
KPMG's reports on the Funds' financial statements for the two fiscal years ended December 31, 2015 and 2016 did not contain adverse opinions or disclaimers of opinion nor were they qualified or modified as to uncertainty, audit scope, or accounting principles; except, however, the reports for the fiscal year ended 2016 were modified to discuss the liquidation of the Funds. Further, during the same two fiscal years and the subsequent interim period preceding KPMG's resignation, there were no disagreements between the Trust and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in its reports on the Funds' financial statements. In addition, there were no reportable events of the kind described in Item 304(a) (1) (v) of Regulation S-K under the Securities Exchange Act of 1934, as amended. During the Funds' two most recent fiscal years and the subsequent interim period preceding KPMG's resignation , neither the Trust nor anyone on its behalf consulted Cohen concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements or (ii) the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).

KPMG LLP
345 Park Avenue
New York, NY 10154-0102

October 13, 2017

Securities and Exchange Commission
Washington, D.C.  20549

Dear Sirs/Madams:

We were previously principal accountants for ETFS Zacks Earnings Large-Cap U.S. Index Fund and ETFS Zacks Earnings Small-Cap U.S. Index Fund (the "Funds"), each a series of ETFS Trust (the Trust) and, under the dates of February 24, 2017 and February 29, 2016, we reported on the financial statements of the Funds as of and for the years ended December 31, 2016 and 2015, respectively.  On March 22, 2017, we declined to stand for reappointment. We have read the Trust's statements included under Item 77K of the amended Form N-SAR dated October 13, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with the Trust's statements that the Audit Committee and Board of Trustees approved the engagement of Cohen & Company Ltd. ("Cohen") as the new independent registered public accounting firm for the Funds' 2017 fiscal year and that we are not in a position to agree or disagree with the Trust's statement that Cohen was not consulted concerning the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Funds' financial statements.

Very truly yours,

/s/ KPMG LLP
New York, New York